Exhibit 99.2

InterMune, Inc.

Amended and Restated 2000 Equity Incentive Plan

Notice of Grant of Stock Option and Stock Option Terms and Conditions

InterMune, Inc. 3280 Bayshore Boulevard Brisbane, CA 94005 (415) 466-2200
«First» «Middle» «Last»	Social Security Number:	«SS_No»
«Address»	Grant Number:	«Grant_No»
«City», «State» «Zip»
Date of Grant: Vesting Commencement Date: Exercise Price per Share: Total Number of Shares Granted: Total Exercise Price: Term/Expiration Date: Type of Option:	«Date__of_Grant» «Vesting_Start_Date» $«Exercise_Price» «No_Granted» $«Total_Exercise_Price» «Term_Date» «Type_of_Option»

Vesting Schedule:	The Shares subject to this Option shall vest according to the following schedule: [INSERT VESTING SCHEDULE]

Optionee acknowledges and agrees that the vesting of shares pursuant to this option (the “Option”) is earned only by continuing consultancy or employment at the will of lnterMune, Inc. (the “Company”) (not through the act of being hired, being granted this Option or acquiring shares hereunder). Optionee further acknowledges and agrees that nothing in this agreement, nor in the Company’s Amended and Restated 2000 Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference, shall confer upon Optionee any right with respect to continuation of employment or consultancy by the Company, nor shall it interfere in any way with Optionee’s right or the Company’s right to terminate Optionee’s employment or consultancy at any time, with or without Cause.

Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions of such Plan. Optionee hereby accepts this Option subject to all of the terms and provisions hereof. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions related to this Option or arising under the Plan. Optionee further agrees to notify the Company upon any change in the residence address indicated above.

This Option is governed by the Stock Option Terms and Conditions attached hereto and incorporated herein by this reference. By Optionee’s signature below, Optionee agrees to be bound by all of the terms and conditions of the Plan and the Stock Option Terms and Conditions attached hereto.

[OFFICER NAME] [OFFICER TITLE]	Date:

Optionee Signature	Date

INTERMUNE, INC.

AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN

STOCK OPTION TERMS AND CONDITIONS

1. Plan Incorporated by Reference. The Option is issued pursuant to the Intermune, Inc. Amended and Restated 2000 Equity Incentive Plan (the “Plan”), the terms of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meanings given to them in the attached Notice of Grant of Stock Option and in the Plan. In the event of any conflict between the provisions of the Option and those of the Plan, the provisions of the Plan shall control.

2. Option Shares and Exercise Price. The Company hereby grants to the Optionee an Option to purchase the Common Stock (the “Shares”) set forth in the Notice of Grant of Stock Option, at the exercise price per Share set forth in the Notice of Grant of Stock Option (the “Exercise Price”).

3. Exercisability Schedule. Provided Optionee has remained in continuous service as an Employee, Director or Consultant as of each applicable vesting date, as required by the Plan, the Option shall become vested and exercisable in accordance with the Vesting Schedule set forth in the Notice of Grant of Stock Option.

4. Payment of Exercise Price. Payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has accrued to Optionee. Optionee may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

(a) Payment of the exercise price per share in cash (including check) at the time of exercise;

(b) With the consent of the Committee, and provided that at the time of exercise the Company’s Common Stock is publicly traded, payment by delivery of shares of Common Stock issuable upon the exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Option or the exercised portion of the Option and which have been held for the period sufficient to avoid a compensation accounting charge to the Company;

(c) Payment by delivery of a notice that Optionee has placed a market sell order with a broker with respect to shares of the Company’s Common Stock then issuable upon exercise of the Option and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price of the Option or the exercised portion of the Option; provided that payment of such proceeds is made to the Company on or before settlement of such sale;

(d) With the consent of the Committee, payment in any other form of legal consideration that may be acceptable to the Committee; or

(e) With the consent of the Committee, payment by a combination of the methods of payment permitted by subparagraph 4(a) through 4(d) above.

5. No Fractional Shares. The Option may not be exercised for any number of shares which would require the issuance of anything other than whole shares.

6. Compliance with Securities Laws. Notwithstanding anything to the contrary contained herein, the Option may not be exercised unless the shares issuable upon exercise of the Option are then registered under the Securities Act of 1933, as amended (the “Act”) or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

7. Option Term. The term of the Option commences on the date of grant of the Option set forth in the Notice of Grant of Stock Option and, unless sooner terminated as set forth below or in the Plan, terminates on the expiration date of the Option set forth in the Notice of Grant of Stock Option (which date shall be no more than seven (7) years from the date of grant of the Option). In no event may the Option be exercised on or after the date on which it terminates. The Option shall terminate prior to the expiration of its term as follows: three (3) months after the termination of Optionee’s continuous service as an Employee, Director or Consultant, as determined under the Plan, for any reason or for no reason unless:

(a) such termination of continuous service as an Employee, Director or Consultant is for Cause, in which event the Option shall terminate upon the date of termination of continuous service as an Employee, Director or Consultant;

(b) such termination of continuous service as an Employee, Director or Consultant is due to Optionee’s permanent and total disability (within the meaning of Section 22(e)(3) of the Code), in which event the Option shall terminate on the earlier of (i) the expiration date of the Option set forth above, or (ii) twelve (12) months following such termination of continuous service as an Employee, Director or Consultant;

(c) such termination of continuous service as an Employee, Director or Consultant is due to Optionee’s death, in which event the Option shall terminate on the earlier of (i) the expiration date of the Option set forth above, or (ii) eighteen (18) months after Optionee’s death; or

(d) during any part of such three (3) month period the Option is not exercisable solely because of the condition set forth in Section 6 above, in which event the Option shall not terminate until the earlier of (i) the expiration date of the Option set forth above or (ii) until the Option shall have been exercisable for an aggregate period of three (3) months after the termination of continuous service as an Employee, Director or Consultant.

However, unless otherwise permitted by the Committee, the Option may be exercised following termination of employment only as to that number of Shares which are vested and exercisable on the date of such termination of continuous service as an Employee, Director or Consultant.

For purposes of the Option, unless otherwise defined in an employment, severance or similar agreement between Optionee and the Company (in which case such alternate definition shall govern) “Cause” means Optionee’s misconduct, including but not limited to: (i) Optionee’s conviction of any felony or any crime involving moral turpitude or dishonesty, (ii) Optionee’s participation in any fraud or act of dishonesty against the Company, (iii) Optionee’s conduct that, based upon a good faith and reasonable factual investigation by the Company, demonstrates Optionee’s gross unfitness to serve, or (iv) Optionee’s intentional, material violation of any agreement or contract between the Company and Optionee or any statutory duty of Optionee to the Company that Optionee does not correct within seven (7) days after notice to Optionee thereof. Optionee’s medically diagnosed physical or mental disability shall not constitute “Cause” for purposes of the Option.

8. Method of Exercise. The Option may be exercised, to the extent specified above, by providing a notice of exercise (in a form designated by the Company) together with the exercise price payable to the Company delivered to the administrator of the Plan or to such other person as the Company may designate, during regular business hours, together with such additional written or electronic documents as the Company may then require pursuant to the Plan. By exercising the Option, Optionee agrees that the Company may require Optionee to enter into an arrangement providing for the cash payment by Optionee to the Company of any tax withholding obligation of the Company.

9. Withholding. Optionee hereby authorizes withholding from his or her payroll payments and any other amounts payable to Optionee upon exercise of the Option and Optionee agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company which arise in connection with the Option.

10. Option Not Transferable. The Option is not transferable, except by will or by the laws of descent and distribution and is exercisable during Optionee’s life only by Optionee. By delivering written notice to the Company, in a form satisfactory to the Company, Optionee may designate a third party who, in the event of Optionee’s death, shall thereafter be entitled to exercise the Option.

11. No Right to Employment. The Option is not an employment contract and nothing in the Option shall be deemed to create in any way whatsoever any obligation on Optionee’s part to continue in the employ of the Company, or of the Company to continue Optionee’s employment with the Company. In the event that the Option is granted to Optionee in connection with the performance of services as a Consultant or Director, references to employment, Employee and similar terms shall be deemed to include the performance of services as a Consultant or a Director, as the case may be, provided, however, that no rights as an Employee shall arise by reason of the use of such terms.

12. Notices. Any notices provided for in the Option or in the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to Optionee, five (5) days after deposit in the United States mail, postage prepaid, addressed to Optionee at the address specified on the Notice of Grant of Stock Option or at such other address as Optionee hereafter designates by written notice to the Company.

13. ISO Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Option or portion thereof which exceeds such limit (according to the order in which they were granted) shall be treated as a Non-Statutory Stock Option.

14. Section 409A. The Notice of Grant of Stock Option, this Stock Option Terms and Conditions and the Option are intended to be exempt from the provisions of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, as providing for an option to purchase service recipient stock as described in Section 1.409A-1(b)(5)(i)(A) of the Department of Treasury regulations. Notwithstanding any provision of the Notice of Grant of Stock Option and this Stock Option Terms and Conditions to the contrary, in the event that the Committee determines that the Option may be subject to Section 409A of the Code, the Committee may adopt such amendments to the Notice of Grant of Stock Option and this Stock Option Terms and Conditions or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Option from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Option, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Section 409A of the Code.